Exhibit 99.1

Core-Mark Announces 2007 Financial Results, Guidance for 2008 and Annual Meeting

South San Francisco, California – March 14, 2008 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading broad-line distributors in North America, announced financial results for the fourth quarter and year ended December 31, 2007.

Full Year

Net sales for 2007 increased 4.6% to $5.56 billion compared to $5.31 billion for 2006. This improvement was accomplished despite the net loss of $254 million in sales for Imperial Tobacco who decided to self-distribute commencing September 2006. This loss in sales was substantially offset by incremental sales of $232 million from the Company’s Pennsylvania division acquired in June 2006. Sales for 2007 reflect a 1.4% decline in cigarette carton sales. However, non-cigarette sales for 2007 increased 10.9% over last year as the Company’s marketing initiatives for its higher margin categories continued to gain momentum.

Net income for 2007 was $24.1 million, or $2.15 per diluted share, compared with $20.6 million, or $1.87 per diluted share for 2006. On a pre-tax basis, LIFO expense for 2007 was $13.1 million compared to $2.9 million in 2006, while cigarette holding profits were $7.3 million in 2007 compared to $4.1 million in 2006. In addition, pre-tax results for 2007 include a $13.3 million refund for other tobacco tax, a bad debt charge of $5.9 million and other items described in the attached table.

“I am pleased that our non-cigarette sales and related gross profits grew over 10% this year as we continue to believe this will be the driver of improvements in profitability for the foreseeable future,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

Fourth Quarter

Net sales were $1.37 billion for the fourth quarter of 2007 as compared to $1.31 billion for the same time period in 2006. This increase in sales was accomplished despite a 4.7% decline in cigarette carton sales. Non-cigarette sales grew over 9% in the fourth quarter of 2007 compared to the same quarter in 2006.

Net income for the fourth quarter of 2007 was $5.1 million, or $0.46 per diluted share, compared with $7.6 million, or $0.69 per diluted share, for the same period in 2006. On a pre-tax basis, LIFO expense in the fourth quarter was $3.9 million compared to $0.8 million of LIFO income in the fourth quarter of 2006. In addition, pre-tax results include the cigarette holding profits of $0.6 million in the fourth quarter of 2007 compared to $3.5 million for the same time period in 2006. Please refer to the attached table which describes these and other items which affect comparability for both periods in the quarter as well as the full year.

Guidance for 2008

The Company estimates that annual sales for 2008 will approximate $6.0 billion. This 8% increase in sales is primarily driven by market share gains and assumes continued weakness in cigarette carton sales in existing business. Capital expenditures are expected to be approximately $20 million for 2008.

Annual Meeting

Core-Mark has scheduled its annual meeting for June 3, 2008 at 2:00 p.m. in Burlingame, California at the Hyatt Regency located at 1333 Bayshore Highway. Stockholders of record as of April 7, 2008 will be entitled to vote at the Annual Meeting.

Investors Conference Call

Core-Mark will host an earnings call on Tuesday, March 18th, 2008 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and year ended December 31, 2007. The call may be accessed by dialing 1-800-661-2563 using the code 20706449. The call can also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 21,000 retail locations in 45 states and five Canadian provinces through 25 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$21.3	$19.9
Restricted cash	11.5	9.3
Accounts receivable, net of allowance for doubtful accounts of $9.3 and $4.0, respectively	135.7	149.4
Other receivables, net	32.1	35.7
Inventories, net	216.4	219.4
Deposits and prepayments	36.9	17.0
Deferred income taxes	8.4	—

Total current assets	462.3	450.7

Property and equipment, net	69.3	55.0
Deferred income taxes	7.2	—
Goodwill	2.8	2.9
Other non-current assets, net	35.5	47.0

Total assets	$577.1	$555.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54.3	$51.6
Book overdrafts	21.1	15.5
Cigarette and tobacco taxes payable	94.2	67.2
Accrued liabilities	56.7	56.0
Income taxes payable	—	6.9
Deferred income taxes	—	14.4

Total current liabilities	226.3	211.6

Long-term debt, net	29.7	78.0
Other tax liabilities	13.7	3.6
Claims liabilities, net of current portion	31.2	37.5
Pension liabilities	9.7	9.2

Total liabilities	310.6	339.9

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,445,886 and 10,208,292 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively)	0.1	0.1
Additional paid-in capital	202.6	175.5
Retained earnings	64.4	40.2
Accumulated other comprehensive loss	(0.6)	(0.1)

Total stockholders’ equity	266.5	215.7

Total liabilities and stockholders’ equity	$577.1	$555.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2007	2006	2007	2006
Net sales	$5,560.9	$5,314.4	$1,373.3	$1,307.9
Cost of goods sold	5,228.3	5,016.7	1,298.0	1,227.5

Gross profit	332.6	297.7	75.3	80.4

Warehousing and distribution expenses	174.1	151.1	45.5	39.3
Selling, general and administrative expenses	119.0	106.6	23.7	26.8
Amortization of intangible assets	1.8	1.5	0.5	0.4

Total operating expenses	294.9	259.2	69.7	66.5

Income from operations	37.7	38.5	5.6	13.9
Interest expense	2.4	5.3	0.4	1.6
Interest income	(1.4)	(1.1)	(0.7)	(0.2)
Foreign currency transaction gains (losses), net	(0.9)	0.3	0.0	0.7

Income before income taxes	37.6	34.0	5.9	11.8
Provision for income taxes	13.5	13.4	0.8	4.2

Net income	$24.1	$20.6	$5.1	$7.6

Basic income per common share (1)	$2.30	$2.05	$0.49	$0.74

Diluted income per common share (1)	$2.15	$1.87	$0.46	$0.69

Basic weighted average shares	10.5	10.0	10.6	10.2
Diluted weighted average shares	11.2	11.0	11.2	11.0

Note 1: Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$24.1	$20.6
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	14.5	3.7
Amortization of debt issuance costs	0.4	0.4
Amortization of stock-based compensation expense	5.3	4.4
Bad debt expense, net	6.9	(1.2)
Depreciation and amortization	14.9	13.2
Foreign currency transaction (gains) losses, net	(0.9)	0.3
Deferred income taxes	(4.5)	3.2
Changes in operating assets and liabilities:
Accounts receivable	9.2	(1.5)
Other receivables	6.0	(4.9)
Inventories	(7.1)	(3.3)
Deposits, prepayments and other non-current assets	(8.5)	5.7
Accounts payable	2.3	4.9
Cigarette and tobacco taxes payable	22.7	2.7
Pension, claims and other accrued liabilities	(15.3)	(11.8)
Income taxes payable	(3.4)	1.1

Net cash provided by operating activities	66.6	37.5

Cash flows from investing activities:
Restricted cash	(0.6)	1.5
Acquisition of business, net of cash acquired	—	(55.5)
Additions to property and equipment, net	(20.8)	(12.8)
Capitalization of internally developed software	(15.3)	—
Proceeds from sale of fixed assets	(3.4)	0.2

Net cash used in investing activities	(23.3)	(66.6)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(48.4)	18.4
Cash proceeds from exercise of common stock options	2.2	3.2
Excess tax deductions associated with stock-based compensation	1.1	1.8
Increase (decrease) in book overdrafts	5.6	(4.7)

Net cash (used in) provided by financing activities	(39.5)	18.7

Effects of changes in foreign exchange rates	(2.4)	0.3

Increase (decrease) in cash and cash equivalents	1.4	(10.1)
Cash and cash equivalents, beginning period	19.9	30.0

Cash and cash equivalents, end of period	$21.3	$19.9

Supplemental disclosures:
Cash paid during the period for:
Income taxes, includes interest paid, net of refunds	28.1	8.2
Interest	2.5	5.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY

(In millions)

(Unaudited)

The period-over-period comparisons of our Income from Operations are affected by the following pre-tax items for the quarter and year ended December 31, 2007:

	Three months ended December 31		Twelve months ended December 31
(Income) Expense	2007	2006	2007	2006
State of Washington OTP tax refund	$—	$—	$(13.3)	$—
LIFO expense	3.9	(0.8)	13.1	2.9
Cigarette inventory holding profits	(0.6)	(3.5)	(7.3)	(4.1)
Calgary rebate and excise tax charges	0.9	—	0.4	—
Bad debt charge related to two customers	0.7	—	5.9	—
Division integration /closure costs	—	1.0	—	1.6
Severance costs	—	—	0.6	—
Reduction in workers’ compensation costs	(3.1)	(1.8)	(3.1)	(3.8)
Favorable settlement AP/AR previously written off	—	—	—	(1.6)
Fire insurance proceeds	—	(1.6)	—	(1.6)
Start up costs for new division in Toronto	0.7	—	0.8

State of Washington OTP Tax Refund

In April 2007, we entered into a settlement agreement with the State of Washington Department of Revenue which resulted in a refund of Other Tobacco Product (OTP) tax of approximately $13.3 million, representing 25% of the OTP tax we paid to the State for the periods ranging from 1991 to 2005. This refund was received in July 2007.

LIFO Expense

The increase in LIFO expense in 2007 results from higher annual producer price index amounts primarily for cigarettes, grocery, and confectionery products.

Cigarette Inventory Holding Profits

The cigarette inventory holding profits relate to increases in manufacturer prices and excise taxes.

Calgary Operational Charges

As a result of operational issues in our Calgary division, adjustments of $0.9 were made during the fourth quarter of 2007 related to excise taxes and rebates. Approximately $0.5 million of these adjustments related to the first three quarters of 2007 and $0.4 million related to 2006.

Bad Debt Charge Related to Two Customers

During 2007, two of our customers experienced deteriorating financial conditions which led to their filing for bankruptcy under Chapter 11 during the fourth quarter of 2007. Based on management’s evaluation of the customers’ ability to make future payments, including the legal options available, we increased the allowance for doubtful accounts by $5.2 million in the third quarter of 2007 and an additional $0.7 million in the fourth quarter.

Division Integration/Closure Costs

In 2006 we had $1.0 million of integration costs related to our acquisition in June of 2006 of Klein Candy Co., which is now our Pennsylvania division and $0.6 million in cost related to consolidation and termination costs of our Victoria facility in British Columbia, Canada, which operations were consolidated with our Vancouver distribution center in Canada.

Severance Costs

During the second quarter of 2007 we had organizational changes in our Canadian operations resulting in severance costs of $0.6 million.

Reduction in Workers’ Compensation Costs

These benefits represent a reduction in workers’ compensation costs resulting from favorable claims experience for prior years as well as settlement of amounts owed to us for claims inherited in connection with the Fleming bankruptcy.

Favorable Settlement AP/AR previously written off

During the year ended December 31, 2006 we benefited from reversal of vendor payables determined not due and the favorable settlement of previously written-off receivables totaling $1.6 million.

Fire Insurance Proceeds

In the fourth quarter of 2006 we received $1.6 million of insurance reimbursements related to a fire at our Denver facility in 2002.

Start-Up Costs for New Division in Toronto

In April 2007, we announced our plan to open a new distribution facility near Toronto, Ontario by February 2008. This new facility will expand our existing market geography in Canada We estimate total start-up costs of approximately $1.5 million of which $0.8 million was expensed in 2007 and the remainder will be expensed in 2008.